Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-231791, 333-159708, 333-167379, 333-182015 and 333-204440) on Form S-8 of Viasat, Inc. of our report dated September 19, 2019 with respect to the statements of net assets available for benefits of ViaSat, Inc. 401(k) Profit Sharing Plan as of March 31, 2019 and 2018 and the related statement of changes in net assets available for benefits for the fiscal year ended March 31, 2019, and related supplemental schedule H, Part IV, line 4i – schedule of assets (held at end of year), as of March 31, 2019 which report appears in the March 31, 2019 annual report on Form 11-K of ViaSat, Inc. 401(k) Profit Sharing Plan.

/s/ KBF CPAs LLP

Irvine, California

September 19, 2019